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                                                                   Exhibit 10.21

                           Genovese Drug Stores, Inc.
                                 80 Marcus Drive
                            Melville, New York 11747

                                  CONFIDENTIAL
                                  ------------

                                  March 6, 1998

Mr. Irwin Livon
26 Meade Drive

Centerport, New York  11721

                  Re:      Separation from Employment

Dear Mr. Livon:

                  This letter agreement ("Agreement") sets forth the agreement reached concerning the termination of your employment with Genovese Drug Stores, Inc., including its parents, subsidiaries and affiliated corporations, and their respective current and former successors, assigns, representatives, agents, attorneys, shareholders, officers, directors and employees ("Genovese").

                  1. Your employment with Genovese will terminate May 1, 1998. Genovese will continue through that date your salary, less applicable deductions, and all employee welfare benefits under currently existing Genovese benefit plans in which you are now participating. Genovese also will provide you with a lump-sum payment, less applicable deductions, which represents the value of your accrued but unused vacation as of May 1, 1998, if any. As of the date hereof, you had one week of accrued but unused vacation; and an additional 2 weeks will accrue on May 1, 1998.

                  2. In consideration for signing this Agreement and in exchange for the promises, covenants, restrictions and waivers set forth herein, Genovese will, provided you have not revoked this Agreement as set forth below and subject to your compliance with its terms, provide you with the following payments of cash and other benefits:

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                           a.       a lump-sum payment of $607,692, less
                                    applicable deductions, payable on April 15, 1998, or on the first business day following the expiration of the revocation period described in numbered paragraph 19 below, whichever is later;


                           b. Genovese will continue your family medical and dental insurance benefits for a period of 30 months following termination of your employment commencing May 2, 1998; thereafter, you may elect COBRA healthcare continuation coverage at your own expense, if eligible;

                           c. reasonable attorneys' fees incurred in connection with negotiation and preparation of this Agreement, not to exceed $5,000 in the aggregate, payable within 30 days after you provide Genovese with a copy of a billing statement from your attorney;

                           d. accelerated vesting and payout of shares of bonus stock--all of your bonus shares (2,953 shares as of the date hereof) in Genovese will be fully vested and paid to you as of April 15, 1998;

                           e. extended expiration date of options--the expiration date of all of your outstanding options to purchase shares of Genovese will be extended until December 31, 2001, and your eligibility for the Merrill Lynch cashless exercise program for such options will continue until the extended expiration date, provided, however that such options shall immediately expire and be forfeited in the event that you breach any of the covenants contained in numbered paragraph 11 of this Agreement or in the event that you breach, in any material respect, any of the covenants contained in numbered paragraph 8 of this Agreement;

                                    (i)      As of the date hereof, you held
                                             options to purchase shares of
                                             Genovese as follows:

                                                                       Per Share
                                                          Grant        Exercise
                                              Options     Date         Price
                                              -------     -----        ---------

                                                8,858      3/8/92        6.85
                                                8,858     12/10/92       5.72


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                                                7,321      3/8/94        8.87
                                                6,655      3/7/95        7.98
                                                4,840      3/26/96       7.85
                                                5,500      3/12/97      12.27
                                               44,000      6/16/97      17.62

                                    (ii)     Attached hereto as Appendix A is a
                                             copy of a resolution adopted
                                             January 26, 1998, by the
                                             Compensation Committee of the
                                             Genovese board of directors,
                                             extending the expiration date of
                                             all your outstanding options
                                             subject to the conclusion of this
                                             Agreement. Genovese hereby
                                             represents that the Compensation
                                             Committee was duly authorized to
                                             take that action, and that no
                                             further or other action by any
                                             person is or was necessary to
                                             effect such an extension of your
                                             options.

                           f. automobile--the automobile currently provided by Genovese for your use will be purchased by Genovese and transferred to your ownership, without charge, in accordance with the terms of an arrangement of general application to certain Genovese employees that is in the process of being adopted by Genovese; Genovese will use commercially reasonable efforts to adopt such arrangement and effect such transfer on or before May 1, 1998; you may continue to use the automobile under the same terms and conditions as currently apply to such use until the transfer of ownership actually occurs; Genovese will pay any sales tax required to be paid in connection with such transfer; and

                  3. You will be entitled to receive the retirement benefits payable to you pursuant to the Genovese Employee Stock Ownership Plan, consisting of shares of Genovese stock distributable to you pursuant to such plan (as of December 31, 1996, you had 258.37 shares in your account; we anticipate a more current valuation shortly), which distribution is expected to occur on or about April 1, 1999; and your account balance, if any, in the Genovese Retirement and Savings Plan (401(K) plan). Such benefits will be paid to you subject to and in accordance with the terms of those plans.


                  4. Releases

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                           a.       In consideration of the payments and other
                                    consideration described in numbered
                                    paragraph 2 above, and for other good and valuable consideration, you hereby release and forever discharge, and by this instrument release and forever discharge, Genovese from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which you ever had, now have, or which may be raised in the future, regarding any matter that occurred or arose on or before the date of your execution of this Agreement, including but not limited to all claims, whether known or unknown and whether asserted or unasserted, regarding your employment at or termination of employment from Genovese, any contract (express or implied), any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys' fees, any tort, and all claims for alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, disability, or retaliation, including any claim, asserted or unas serted, which could arise under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Americans With Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C.ss. 1981; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993; the New York State Human Rights Law; and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or otherwise, or any right under any Genovese pension, welfare, or stock plans, except the obligations to you that Genovese has undertaken pursuant to this Agreement, including the right to receive payments and benefits in accordance with the provisions of numbered paragraphs 1 through 3 above; provided, that nothing in this release shall affect or diminish your rights to
                                    (i) enforce this Agreement, (ii) receive accrued, vested benefits, if any, under Genovese employee benefit plans, or (iii) obtain COBRA healthcare continuation coverage at your own expense, unemployment insurance benefits, or other similar post-employment rights or benefits, if you are eligible therefor. This Agreement does not constitute any admission by Genovese that it

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                                    has violated any law or legal obligation
                                    with respect to any aspect of your
                                    employment or termination therefrom.

                           b. In consideration of the promises contained herein, and for other good and valuable consideration, Genovese hereby releases and forever discharges, and by this instrument releases and forever discharges, you from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which it ever had, now has, or which may arise in the future, regarding any matter arising on or before the date of your execution of this Agreement, except the obligations to Genovese that you have undertaken pursuant to this Agreement.

                           c. You agree that prior to the payment of the amount described in numbered paragraph 2.a. hereof, and as a condition of Genovese's obligation to make such payment, you will provide Genovese with a release, substantially in the form of the release contained in subparagraph a. of this paragraph, in respect of any matter arising on or after the date of this Agreement and on or before the date of such payment.

                  5. You represent and agree that you have not filed any lawsuits against Genovese, or filed or caused to be filed any charges or complaints against Genovese with any municipal, state or federal agency charged with the enforcement of any law. You also agree, to the extent consistent with applicable law, not to initiate any legal action, charge or complaint against Genovese in any forum whatsoever, in connection with the claims released by you. In addition, to the extent any such action may be brought, you expressly waive any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such action, or in connection with any action brought by a third party. If you violate this Agreement by filing or bringing any charges, claims or actions contrary to this paragraph, in addition to any other rights and remedies Genovese may have, you will immediately reimburse Genovese for all amounts paid to you pursuant to this Agreement. You also agree to pay all costs and expenses of Genovese in defending against such charges, claims or actions brought by you or on your behalf, including reasonable attorneys' fees.

                  6. You understand and agree that the consideration provided to you under numbered paragraphs 2 and 4.b. of this Agreement is in addition to anything of value to which you are otherwise entitled. You represent, warrant and acknowledge that Genovese owes you no wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or

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other compensation or payments or form of remuneration of any kind or nature, except as expressly set forth herein.

                  7. You will not issue any communication, written or otherwise, that disparages, criticizes or otherwise reflects adversely or encourages any adverse action against Genovese, except if testifying under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.

                  8. Genovese Property; Confidential Information

                           a.       You agree to hold all of Genovese's
                                    Confidential Information (as that term is defined below) in strictest secrecy and confidence, and to use it solely for the performance of your duties as a consultant for Genovese and for no other purpose. You agree that you will not otherwise, directly or indirectly, take, use or disclose (or enable any other person to take, use or disclose) any of Genovese's Confidential Information during the Consulting Period or thereafter without Genovese's prior written consent.

                           b. You agree to return to Genovese at the termination of your employment all files, records, specifications, or other documents, and all computer software files, databases and the like relating to the business of Genovese, or which contain Confidential

                                    Information, whether prepared or acquired by you during the course of your employment with Genovese (and you similarly agree to return at the end of the Consulting Period all such files, records, specifications or other documents, and all such computer software, files, databases and the like), including in each case all photocopies, extracts or summaries of such material that are or may then be in your possession, custody or control. For purposes of this paragraph 8.b., the term "document" shall include files, records, correspondence, memoranda whether in written form or on computer files, video and audio discs and tapes and all other recorded, taped, filmed or graphic material however produced or reproduced, and any tangible thing that, in whole or in part, contains, records, illustrates or conveys information.

                           c. For the purposes of this Agreement, the term, "Confidential Information" shall mean and include all trade secrets, know-how, sources of supply, prices, contracts with third parties and any and

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                                    all other information that is disclosed to
                                    or acquired by you during or in the course of your employment or Consulting Period with Genovese, that relates to the business of Genovese, and that is not generally available to the public or generally known in the drug or retail industry. Confidential Information includes, without limitation, lists of suppliers, customer lists and names, address and phone numbers of customers, customers' requirements for products, pricing information and product price discount structures. The term also includes any formulas, patterns, devices, inventions, methods, techniques, processes, or combinations thereof, or compilations of information, records, and specifications, which are owned by Genovese and regularly used in its products (offered or to be offered), research, development, marketing, pricing, business methods, strategies, policies, or business opportunities. For the purposes of this definition, the term

                                    "know-how" shall be deemed to mean any and all general and specific knowledge and information relating to Genovese's business operations not in written or printed form, and not generally available to the public or generally known in the industry in which Genovese is engaged.

                           d. You further agree that you will deliver to Genovese at the termination of your employment, and will then confirm your performance hereof, any and all property and equipment of Genovese which may have been in your possession.

                  9. You acknowledge and agree that, other than as this Agreement or its underlying facts and circumstances may be required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission applicable to Genovese, you will not disclose the terms, contents or execution of this Agreement, any claims that have been or could have been raised against Genovese, or the facts and circumstances underlying this Agreement, except in the following circumstances:

                           a. You may disclose the terms of this Agreement to your immediate family, so long as such family member agrees to be bound by the confidential nature of this Agreement;

                           b. You may disclose the terms of this Agreement to (i) your tax advisors and financial planners so long as such persons are advised of the confidential nature of this Agreement, (ii) taxing authorities if requested by such authorities and so long as they are

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                                    advised of the confidential nature of this
                                    Agreement or (iii) your legal counsel; and

                           c. Pursuant to a subpoena or other legal process requiring such disclosure or the order of a court or governmental agency of competent jurisdiction, or for purposes of securing enforcement of the terms and conditions of this Agreement.

                  10. Upon service on you, or anyone acting on your behalf, of any subpoena, order, directive or other legal process requiring you to engage in conduct encompassed within numbered paragraphs 7, 8, or 9 of this Agreement, you or your attorney shall immediately notify Genovese of such service and of the content, if known, of any testimony or information to be provided pursuant to such subpoena, order, directive or other legal process. Such notice shall be provided as set forth in numbered paragraph 20 below.

                  11. You agree that for a period of two years following the termination of your employment with Genovese, you will not, directly or indirectly, own, engage in, invest in, manage, operate, finance, control, be employed by, be associated with, or render services or advice to any Competing Business (as such term is defined below), other than by ownership of 2% or less of the outstanding publicly traded securities of any entity. For purposes of the foregoing, a "Competing Business" shall be any person or entity, other than Genovese, that owns or operates two or more pharmacies, or retail or grocery store facilities that regularly have a licensed pharmacist on the premises, within the geographic area consisting of the states of New York, New Jersey and Connecticut. Notwithstanding the foregoing, this paragraph 11 shall be terminated and shall have no further force or effect after the date of an ownership change of Genovese in which all or substantially all of the voting capital stock or the assets of Genovese is acquired by a person or group of persons acting in concert, which person or group is not an affiliate of Genovese immediately prior to such ownership change. For purposes of the immediately preceding sentence, an affiliate of Genovese is any person or entity (i) which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Genovese, or (ii) fifty percent or more of the voting capital stock (or in the case of an entity which is not a corporation, fifty percent or more of the equity interest) of which is beneficially owned or held by Genovese directly or indirectly through one or more intermediaries; and the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity (other than a natural person), whether through the ownership of voting capital stock, by contract or otherwise.

                  12. You agree that you will make all reasonable efforts to assist and cooperate with Genovese in connection with the defense or prosecution of any claim that may be made against or by Genovese, or in connection with any ongoing or future investigation or

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dispute or claim of any kind involving Genovese, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you, at reasonable times and in reasonable circumstances, provided that upon presentation of substantiating documentation consistent with reasonable reimbursement policies and procedures of Genovese as in effect from time to time, Genovese will reimburse all of your reasonable expenses incurred to fulfill this obligation, including, without limitation, reasonable attorneys fees in the event that the matter reasonably requires you to obtain separate counsel. You further agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph.

                  13. You acknowledge that you have carefully read and understood all provisions of this Agreement and, having done so, you agree that any and all restrictions set forth in this Agreement are fair and reasonable and are reasonably required for the protection of the business and the interest of Genovese. You acknowledge that if you violate any of the agreements contained in numbered paragraphs 7, 8, 9 or 11 of this Agreement, Genovese will suffer irreparable harm and will have no adequate remedy at law. You hereby consent to the enforcement of such provisions by means of a temporary or permanent injunction or any other appropriate equitable relief ordered by any court of competent jurisdiction, which shall be in addition to any other remedies that Genovese may have under this Agreement (including without limitation forfeiture of your options to purchase Genovese shares) or otherwise.

                  14. Except as otherwise expressly provided in this Agreement, you acknowledge and agree that Genovese has no obligation now or at any time in the future, to rehire or reemploy you in any capacity, including as an independent contractor or consultant. By this Agreement, you intend to remove yourself from consideration from future employment with Genovese. You agree that execution of this Agreement is good and sufficient cause to reject any application you may make notwithstanding this paragraph and to terminate your employment with Genovese should you obtain such employment or enter into any employment contract with Genovese.

                  15. This Agreement constitutes the entire agreement between Genovese and you, and supersedes and cancels all prior written and oral agreements, if any, between Genovese and you concerning the subject matter hereof. You affirm that, in entering into this Agreement, you are not relying upon any oral or written promise or statement made by anyone at any time on behalf of Genovese.

                  16. The parties intend that the provisions of this Agreement, including its covenants and restrictions, shall be enforced to the fullest extent permitted by law. If any particular portion of its provisions, covenants or restrictions is adjudicated or otherwise

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determined to be invalid, illegal, unenforceable or ineffective, then that portion of the provisions, covenants or restrictions shall be deemed severable, and the remaining provisions, covenants and restrictions set forth in this Agreement shall be enforceable to the fullest extent permissible under applicable law.

                  17. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its provisions concerning conflicts of law. You and Genovese each hereby (i) agree that any legal action or proceeding against you or against Genovese under, arising out of or in any manner relating to this Agreement may be brought in any of the courts of the State of New York located within the Southern or Eastern Districts of New York or in the United States District Court for the Southern or

Eastern District of New York, (ii) consent and submit to the personal jurisdiction of any of such courts in any such action or proceeding, (iii) consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to him or it by any method authorized by the law and rules of civil procedure governing actions brought in such courts, (iv) waive and agree not to assert any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction or improper venue for lack of residence, inconvenient forum or otherwise.

                  18. This Agreement has been reached by mutual and purely voluntary agreement of the parties, and the parties by their signatures indicate their full agreement with, and understanding of, its terms. You should consult an attorney before deciding whether to execute this Agreement. You acknowledge:

                           a. that you understand that this Agreement has binding legal effect;

                           b. that you have been apprised that you are free to disclose this Agreement to the attorney of your choice, and of the advisability of doing so; and

                           c. that you have been given up to 45 days to consider this Agreement.

                           d. that you have been given the following information, attached hereto as Exhibit A:

                                    (i)      the group of individuals covered by
                                             this program;

                                    (ii)     the eligibility factors for this
                                             program;

                                    (iii)    the time limits applicable to this
                                             program;

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                                    (iv)     the job titles and ages of all
                                             individuals eligible or selected
                                             for this program and the job titles
                                             and ages of all individuals in the
                                             same job classification who are not
                                             eligible or selected for the
                                             program.

In the event that you execute this Agreement before the end of the 45-day period described above in subparagraph c of this paragraph, you hereby acknowledge that you do so voluntarily, and you waive and agree not to assert any claim or defense in any legal action or proceeding against Genovese or against you, as the case may be, based on any alleged failure to provide you with up to 45 days to consider this Agreement.

                  19. Genovese agrees that you may revoke this Agreement within 7 days from the date you sign this Agreement, in which case this Agreement shall be null and void and of no force or effect on either Genovese or you. Any revocation must be in writing and received by Genovese by 5:00 p.m. on or before the seventh day after this Agreement is executed by you. Such revocation must be sent to:

                                       Gene L. Wexler, Esq.
                                       Vice President and General Counsel
                                       Genovese Drug Stores Inc.
                                       80 Marcus Drive
                                       Melville, New York 11747

                  20. All notices, requests, demands and other communications provided for or permitted under this Agreement shall be in writing and shall be either personally delivered (including delivery by express courier such as FedEx or DHL) or sent by prepaid, certified or registered mail, return receipt requested, addressed to the party to which notice is to be given at the address as set forth below, or to such other address as such party may have fixed by notice given in accordance with the terms hereof:

                           If to Mr. Livon:

                                       Mr. Irwin Livon
                                       26 Meade Drive
                                       Centerport, New York  11721

                           with a copy to:

                                       David E. Prager, Esq.
                                       Phillips Nizer Benjamin Krim & Ballon LLP
                                       666 Fifth Avenue

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                                       New York, New York  10103

                           If to Genovese:

                                       Genovese Drug Stores, Inc.
                                       80 Marcus Drive
                                       Melville, New York 11747
                                       Attn:  General Counsel

                           with a copy to:

                                       Dean L. Silverberg, Esq.
                                       Epstein Becker & Green, P.C.
                                       250 Park Avenue

                                       New York, New York  10177

Any notice sent as aforesaid shall be deemed given and effective upon the earlier of (i) delivery to the address for the receiving party provided as set forth herein and (ii) the date falling three days after notice of attempted delivery has been left at the address for the receiving party provided as set forth herein.

                  21. This Agreement may not be amended and its terms may not be altered, modified or waived, except by a writing signed by Genovese and by you. No waiver of one provision shall be construed as a waiver of any other provision and the fact that an obligation is waived for any period of time shall not be considered to be a continuing waiver. Without limiting the foregoing, no waiver of any breach or violation of this Agreement shall be implied from any party's forbearance or failure to take action.

                  22. This Agreement shall expire upon the full performance or other satisfaction of the obligations hereunder, provided that the provisions of numbered paragraphs 3, 4, 5, 7, 8.a, 9, 10, 12, 13, 14, 16, 17, 20, and 22 of
this Agreement shall survive its termination.

                  23. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

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Page 13

                  By your signature below, you accept this Agreement and agree to abide by its terms, conditions, and restrictions, effective after the expiration of the period for revocation set forth in numbered paragraph 19 hereof.

                                                    GENOVESE DRUG STORES INC.

                                  By: /s/ Leonard Genovese
                                     ------------------------
                                  Name: Leonard Genovese
                                  Title: President

Accepted and Agreed:

Date: March 6, 1998

                                                                 /s/ Irwin Livon
                                                                 ---------------
                                                                     Irwin Livon


State of New York )
                  )  ss:
County of Suffolk )

                  On this 6th day of March, 1998, before me personally came Irwin Livon, to me known to be the individual described in the foregoing instrument, who executed the foregoing instrument in my presence, and who duly acknowledged to me that he executed the same.

                                                        /s/Doreen Dauscher
                                                        ------------------
                                                           Notary Public
                                                  My commission expires: 8/24/99